Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific to Begin Trading on Nasdaq

Core Scientific, Inc. common stock and warrants to begin trading on the Nasdaq Stock Market under symbols “CORZ” AND “CORZW” on January 20, 2022

AUSTIN, Texas, Jan. 20, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or “the Company”), a leader in high-performance, net carbon neutral blockchain infrastructure and software solutions, today announced it has completed its previously announced business combination (the “Transaction”) with Power & Digital Infrastructure Acquisition Corp. (“XPDI”) (NASDAQ: XPDI). The resulting company is named Core Scientific, Inc.

The Transaction was unanimously approved by XPDI’s Board of Directors and was approved at a special meeting of XPDI stockholders held yesterday. Redemptions totaled 36% of the XPDI Class A common shares eligible to redeem, representing 29% of total shares outstanding. The ticker symbols for Core Scientific’s common stock and warrants will be “CORZ” and “CORZW”, respectively, and will begin trading on the Nasdaq Stock Market today, January 20, 2022.

As of year-end 2021, Core Scientific operated a self-mining fleet of approximately 67,000 state-of-the-art ASICs (6.6 EH/s) and over 80,000 ASICs (6.9 EH/s) for third-party hosting clients. Core Scientific mined for its own account 1,044 bitcoins in December and 2,498 bitcoins in the fourth quarter of 2021. At the end of 2021, Core Scientific held nearly 5,300 bitcoins on its balance sheet.

“Entering the public markets represents a significant milestone in Core Scientific’s evolution, yet we are even more excited about the future opportunities for value creation,” said Mike Levitt, Core Scientific’s Co-Chairman and Chief Executive Officer. “As one of the largest publicly-traded blockchain infrastructure providers and digital asset miners in North America, we are focused on growing our capacity, defending and securing the blockchain ecosystem and building long-term shareholder value.”

TRANSACTION OVERVIEW

The Transaction provides gross proceeds of approximately $222 million from the XPDI trust account, resulting in approximately $190 million in net cash proceeds to Core Scientific, after the payment of transaction expenses. As a result of the Transaction, former Core Scientific stockholders own 90.7%, former XPDI public stockholders own 6.7% and XPDI’s sponsor owns 2.6% of the issued and outstanding shares of common stock, respectively, of the Company, excluding the impact of unvested restricted stock units and options. The proceeds from the Transaction will be used to fund mining equipment purchases and infrastructure build-out as the Company expands its leadership position. A more detailed description of the Transaction can be found in a current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov, as well as XPDI’s previous filings with the SEC.

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ABOUT CORE SCIENTIFIC

Core Scientific is one of the largest publicly-traded net carbon-neutral blockchain infrastructure providers and miners of digital assets in North America. Core Scientific has operated blockchain infrastructure in North America since 2017, using its facilities and intellectual property portfolio of more than 70 patents or applications for digital asset hosted mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina and North Dakota. Core Scientific’s proprietary Minder® fleet management software combines the Company’s hosting expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all ASICs and GPUs in the Company’s network. To learn more, visit http://www.corescientific.com.

As of September 30, 2021, over 50% of the power used in Core Scientific’s operation was generated from non-carbon emitting sources by local power providers pursuant to long-term power contracts. The Company determines whether power is generated from non-emitting energy sources from dispatch reports or grid generation mix reports provided by the Company’s power providers. Based on these reports Core Scientific purchased Green-e certified renewable energy credits (“RECs”) to offset 100% of the carbon produced as a result of its contracted power. The Company expects to maintain its 100% net carbon neutrality by increasing its overall use of renewable power and by purchasing RECs when necessary.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company and the Company’s ability to source and retain talent. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company could not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release and should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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CONTACTS

Investors:

Steven Gitlin

ir@corescientific.com

Media:

press@corescientific.com

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